Exhibit 10.1

FIRST AMENDMENT TO LEASE

1035 O’Brien Drive

Menlo Park, California 94025

THIS FIRST AMENDMENT TO LEASE (this “First Amendment”) is made as of August 1, 2014 (the “Effective Date”), by and between O’BRIEN DRIVE PORTFOLIO, LLC, a Delaware limited liability company (“Landlord”), and AVALANCHE BIOTECHNOLOGIES, INC., a Delaware corporation (“Tenant”), being the parties to that certain Lease dated December 20, 2013 (the “Lease”), for the Premises described in the Lease as Suite B of 1035 O’Brien Drive, Menlo Park, California 94025, consisting of approximately ten thousand two hundred four (10,204) rentable square feet (the “Existing Premises”) and located in a building containing approximately 36,068 rentable square feet (the “Building”), as more particularly described on Exhibit “A” to the Lease. Landlord and Tenant are collectively referred to herein as the “Parties.”

WHEREAS, Landlord and Tenant wish to enter into this First Amendment to modify the Lease to provide for the expansion of the Premises to include approximately seven thousand one hundred thirty two (7,132) rentable square feet in that certain real property commonly known as Suite A of the Building (the “Expansion Premises”) and to amend the Lease in certain other respects on the terms set forth in this First Amendment.

NOW, THEREFORE, the parties agree as follows:

1. Lease Definitions. Capitalized terms defined in the Lease which are used in this First Amendment shall have the same meaning as in the Lease, except as otherwise provided in this First Amendment.

2. Expansion Premises Commencement Date and Expiration Date. The Expansion Premises shall be added to the Premises effective upon September 1, 2014 (the “Expansion Premises Commencement Date”) and upon the same terms and conditions with respect to the Existing Premises, except that (a) Base Rent for the Expansion Premises shall be determined as set forth in Section 5 below and (b) Tenant’s Share of Additional Rent shall be determined as set forth in Section 6 below. The term of the Lease for the Expansion Premises shall expire on the Expiration Date, unless sooner terminated in accordance with the provisions of this Lease, so that the term for the Expansion Premises shall be co-terminus with the term for the Existing Premises. Upon the expiration or earlier termination of the Lease, Tenant shall vacate and surrender to Landlord the Expansion Premises in the condition required by the Lease. From and after the Expansion Premises Commencement Date, all references in the Lease to “Premises” shall refer to the Existing Premises and the Expansion Premises collectively, except where such reference to “Premises” is intended clearly to refer to only the Existing Premises. All references in the Lease to the Commencement Date, as to the Expansion Premises, shall be to the Expansion Premises Commencement Date. Landlord and Tenant agree that, for purposes of the Lease, the rentable square footage of the Expansion Premises shall be deemed to be 7,132.

3. Early Access Period. Commencing on the date hereof but subject to the satisfaction of the conditions precedent set forth in this Section 3 (the “Early Access Period”), Tenant shall have the right to access the Expansion Premises for the purpose of the installation of furniture, fixtures and equipment including laboratory set up therein; provided, however, that during such Early Access Period, all of the terms and conditions of this Lease shall apply; provided further, however, that during such Early Access Period, Tenant shall not be obligated to pay Base Rent or Tenant’s Share of Operating Expenses, Tax Expenses, Common Area Utility Costs or Utility Expenses for the Premises so accessed by Tenant until the occurrence of the Expansion Premises Commencement Date. Such early access shall be at

Tenant’s sole risk and conditioned upon full execution of this First Amendment and delivery to Landlord of payment of Base Rent and Tenant’s Share of Additional Rent for the first month of the Expansion Premises, the Security Deposit, and insurance certificates evidencing that Tenant has obtained the insurance required pursuant to the Lease. Tenant shall not conduct its business in the Expansion Premises at any time during such Early Access Period. In addition to the foregoing, Landlord shall have the right to impose such reasonable additional conditions on Tenant’s early entry as Landlord shall deem appropriate.

4. Condition of the Expansion Premises. Landlord shall deliver the Expansion Premises to Tenant with professionally cleaned floors, including, without limitation, all carpeted and tiled areas. Landlord warrants that (a) the Expansion Premises shall be in compliance with all laws, (b) electricity to the Expansion Premises shall be separately metered and (c) all mechanical, plumbing and electrical systems serving the Expansion Premises and all carpet and ceiling tiles in the Expansion Premises shall be in good operating condition as of the Expansion Premises Commencement Date. Prior to the Expansion Premises Commencement Date, Landlord shall, at its sole cost, professionally clean all floors. If the mechanical, plumbing or electrical systems of the Expansion Premises are not in good working order and condition and if such condition is not due to Tenant’s use of, or activities or work in, the Expansion Premises, and Tenant provides written notice of such condition within sixty (60) days following the Expansion Premises Commencement Date, then Landlord shall (as Tenant’s sole remedy therefor) correct such condition at Landlord’s cost within a commercially reasonable time after Landlord’s receipt of written notice thereof. Tenant hereby acknowledges and agrees that neither Landlord nor Landlord’s agents or representatives has made any representations or warranties as to the suitability, safety or fitness of the Expansion Premises for the conduct of Tenant’s business, Tenant’s intended use of the Expansion Premises or for any other purpose. Except as expressly set forth in this First Amendment, Tenant shall accept the Expansion Premises in its “as is” condition as of the Expansion Premises Commencement Date and Landlord is under no obligation to make any alterations in or to the Expansion Premises or the Building.

5. Base Rent for Expansion Premises. The Base Rent for the Expansion Premises shall be as follows:

Period	Sq. Ft.	Rent/SF/Mo./NNN	Amount/Month
Expansion Premises Commencement
Date – 12/31/14	4,000	$2.45	$9,800.00
1/1/15 – 5/8/15	7,132	$2.45	$17,473.40
5/9/15 – 5/8/16	7,132	$2.52	$17,972.64
5/9/16 – 5/8/17	7,132	$2.59	$18,471.88
5/9/17 – 5/8/18	7,132	$2.66	$18,971.12
5/9/18 – 5/8/19	7,132	$2.74	$19,541.68
5/9/19 – 5/8/20	7,132	$2.82	$20,112.24

On the date that Tenant executes this First Amendment, Tenant shall deliver to Landlord the amount of Seventeen Thousand Four Hundred Seventy Three and 40/100 Dollars ($17,473.40) as Base Rent as set forth above (which shall be applied against the Base Rent payable for the first months after the Expansion Premises Commencement Date until fully applied) plus the amount of Five Thousand Four Hundred Twenty and 00/100 Dollars ($5,420.00) as Tenant’s Share of Additional Rent for the first full month of the Term following the Expansion Premises Commencement Date.

6. Tenant’s Share of Additional Rent for the Expansion Premises. From and after the Expansion Premises Commencement Date, Tenant shall pay Additional Rent, Operating Expenses and

Tax Expenses attributable to the Expansion Premises and the Existing Premises in accordance with Section 6 of the Lease; provided, however, that (A) Tenant’s Share of Operating Expenses of the Building shall be increased to Thirty-Nine and Thirty-Eight hundredths percent (39.38%) on the Expansion Premises Commencement Date and Forty Eight and Six hundredths percent (48.06%) on January 1, 2015; (B) Tenant’s Share of Tax Expenses of the Project for both the Existing Premises and the Expansion Premises, collectively, shall be increased to equal Thirty-Nine and Thirty-Eight hundredths percent (39.38%) on the Expansion Premises Commencement Date and Forty Eight and Six hundredths percent (48.06%) on January 1, 2015; (C) Tenant’s Share of Common Area Utility Costs and Common Area Operating Expenses for both the Existing Premises and the Expansion Premises, collectively, shall be equal to Thirty-Nine and Thirty-Eight hundredths percent (39.38%) on the Expansion Premises Commencement Date and Forty Eight and Six hundredths percent (48.06%) on January 1, 2015; and (D) the reference to July 1, 2014 in Section 6.1 of the Lease as to defects in the Expansion Premises shall be to December 1, 2014.

7. Furniture. Prior to the Expansion Premises Commencement Date, Tenant shall have the right to select and then use, at no additional cost, in the Expansion Premises during the Term certain cubicles and office furniture which Landlord has available in storage at an off-site location. If Tenant exercises this right and selects certain cubicles and office furniture (collectively, the “Furniture”) to use in the Expansion Premises, then the parties shall make a list of the Furniture and attach such list as Exhibit “A” to this First Amendment. Tenant shall be solely responsible for the payment of all costs associated with the transportation and installation of the Furniture in the Expansion Premises. The Furniture shall be made available to Tenant in its as-is condition with no representation or warranty from Landlord regarding the condition of the Furniture.

8. Security Deposit. Upon execution of this First Amendment, Tenant shall deliver to Landlord cash in the amount of Seventeen Thousand Four Hundred Seventy Three and 40/100 Dollars ($17,473.40), to increase the amount of the Security Deposit currently held by Landlord pursuant to Section 4 of the Lease, as modified by this First Amendment. The Parties hereby acknowledge and agree that the Financial Test set forth in Section 4 of the Lease has been satisfied. Section 4.1 of the Lease is hereby revised to provide that, as a result, the Security Deposit shall be reduced to an amount equal to Eighty-Nine Thousand Four Hundred Eleven and 60/100 Dollars ($89,411.60) and Landlord shall return to Tenant such portion of the Security Deposit then being held by Landlord in excess of this amount within thirty (30) days of the execution of this First Amendment. The Parties further agree that Section 4.1 of the Lease is hereby amended to provide that the Minimum Amount shall be equal to Fifty Thousand Three Hundred Thirty and 08/100 Dollars ($50,330.08).

9. Tenant Improvement Allowance and Additional Tenant Improvement Allowance.

a.

Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance in an amount equal to Two Hundred Forty-Nine Thousand Six Hundred Twenty and 00/100 Dollars ($249,620.00) for costs and fees related to the design and construction of tenant improvements to the Expansion Premises (the “Tenant Improvement Allowance”); provided, however, that the Tenant Improvement Allowance may be used for multiple projects but must be disbursed in accordance with the terms of this Section 9(a) no later than the last day of the eighteenth (18th) month following the Expansion Premises Commencement Date. The construction of any tenant improvements by Landlord shall be performed in accordance with the terms and conditions of Section 10 of the Lease and this Section 9(a). Upon Tenant’s request that Landlord perform any tenant improvements, Landlord shall prepare a construction schedule that is reasonably acceptable by both parties and Landlord shall use diligent efforts to perform the tenant improvements in accordance with such schedule. In connection with construction of the tenant improvements by Landlord, Landlord shall contract with a general contractor selected from a list of competitive bidders who are subject to the reasonable approval of Tenant pursuant to a guaranteed maximum price contract in an amount reasonably approved by Tenant, for the performance of the tenant improvements under the direct supervision of Tarlton Properties, Inc. as construction manager, at a fee equal to five percent (5%) of hard construction costs (scope of work to include coordination of architect, engineer, design/build subcontractors, general contractor, submittals for permits, construction and punch list) as a cost of the tenant improvements. The Tenant Improvement Allowance shall be disbursed by Landlord directly to the applicable design professional, contractor, materialman or other laborer in connection with the construction of such tenant improvements. Tenant shall be liable for all fees and costs of the design and construction of any tenant improvements in excess of the Tenant Improvement Allowance once the Tenant Improvement Allowance has been disbursed (such difference referred to herein as the “Tenant Improvement Shortfall”). Tenant shall pay the Tenant Improvement Shortfall upon written request from Landlord accompanied by invoices reflecting such amounts due within thirty (30) days following Tenant’s receipt of such payment request. Any tenant improvements constructed by Landlord shall be in accordance with the terms and procedure set forth in the first paragraph of Section 5.2 (except that references therein to the Preliminary Plans shall be preliminary plans provided by Tenant and the Final Cost Estimate shall be to a cost estimate provided by Landlord based on the Final Plans) and Section 5.3 of the Lease; provided, however, that Landlord shall have no obligation to deliver the Expansion Premises with any tenant improvements completed by the Expansion Premises Commencement Date. Tenant shall have no obligation to remove any such tenant improvements from the Premises upon the termination of the Lease unless (a) such improvements are inconsistent with a normal office or laboratory build-out and (b) Landlord notifies Tenant in writing at the time it delivers to Tenant the final plans for such improvements that such improvements need to be restored.

b.

Additional Tenant Improvement Allowance. Landlord hereby agrees to provide Tenant with the option to use all or a portion of an additional tenant improvement allowance in the amount of One Hundred Forty Two Thousand Six Hundred Forty and 00/100 Dollars ($142,640.00) (the “Additional Tenant Improvement Allowance”). Tenant shall be permitted to use the Additional Tenant Improvement Allowance for hard and soft costs incurred by Tenant in connection with any future alterations or improvements to the Expansion Premises completed in accordance with Section 10 of the Lease and this Section 9(b). In connection with construction of any such alterations or tenant improvements by Landlord, Landlord shall contract with a general contractor as set forth above selected from a list of competitive bidders who are subject to the reasonable approval of Tenant, for the performance of the tenant improvements under the direct supervision of Tarlton Properties, Inc. as construction manager, at a fee equal to five percent (5%) of hard construction costs (scope of work to include coordination of architect, engineer, design/build subcontractors, general contractor, submittals for permits, construction and punch list) as a cost of the tenant improvements. The Additional Tenant Improvement Allowance shall be disbursed by Landlord directly to the applicable design professional, contractor, materialman or other laborer in connection with the construction of such tenant improvements. Tenant shall be liable for all fees and costs of the design and construction of any tenant improvements in excess of the Additional Tenant Improvement Allowance once the Additional Tenant Improvement Allowance has been disbursed (such difference referred to herein as the “Additional Tenant Improvement Shortfall”). Tenant shall pay the Additional Tenant Improvement Shortfall upon written request from Landlord accompanied by invoices reflecting such amounts due within thirty (30) days following Tenant’s receipt of such payment request. Tenant hereby acknowledges and agrees that to the extent Tenant desires to use any portion of the Additional Tenant Improvement Allowance, such disbursements shall be completed prior to the last day of the eighteenth (18th) month following the Expansion Premises Commencement Date. Thereafter, the Base Rent shall be increased by an amount equal to the total amount of the Additional Tenant Improvement Allowance used by Tenant amortized over the number of months then remaining in the Term at an annual interest rate of eight percent (8%). Landlord and Tenant shall enter into an amendment to the Lease to reflect such increase in the Base Rent calculation.

10. Parking. From and after the Expansion Premises Commencement Date, Tenant shall be entitled to use an additional twenty-two (22) non-designated parking spaces in the parking area for the Building for a total number of fifty-three (53) non-designated parking spaces in accordance with the terms and conditions set forth in Section 24 of the Lease.

11. Termination and Renewal Rights. Section 39 of the Lease is hereby revised to provide that the Termination Consideration shall mean an amount equal to the sum of Three Hundred Twenty Three Thousand Four Hundred Seventy Eight and 48/100 Dollars ($323,478.48). The Termination Right shall apply to the entire Premises. For the avoidance of doubt, the Renewal Options set forth in the Lease shall remain in effect as to the entire Premises.

12. Continuing Effect. All of the terms and conditions of the Lease shall remain in full force and effect, as the Lease is amended by this First Amendment.

13. Conflicts. If any provision of this First Amendment conflicts with the Lease, the provisions of this First Amendment shall control.

14. Warranty of Authority. Each party represents and warrants to the other that the person signing this First Amendment is duly and validly authorized to do so on behalf of the entity it purports to so bind, and if such party is a limited liability company or a corporation, that such limited liability company or corporation has full right and authority to enter into this First Amendment and to perform all of its obligations hereunder.

15. Effectiveness. No binding agreement between the parties pursuant hereto shall arise or become effective until this First Amendment has been duly executed by both Tenant and Landlord and a fully executed copy of this First Amendment has been delivered to both Tenant and Landlord.

16. Counterparts. This First Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

17. Miscellaneous. Landlord warrants to Tenant that the Building and the Lot is not currently encumbered by a deed of trust.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this First Amendment as of the date first set forth above.

LANDLORD:

O’BRIEN DRIVE PORTFOLIO, LLC, a Delaware limited liability company

By:	TARLTON PROPERTIES, INC., a California corporation, its managing member

	By	/s/ John C. Tarlton
John C. Tarlton President/CEO

By:	O’BRIEN DRIVE PORTFOLIO MEMBER, LLC, a Delaware limited liability company, its co-managing member

	By:	PRINCIPAL REAL ESTATE INVESTORS, LLC, a Delaware limited liability company, its authorized signatory

		By	/s/ Jay Fisher
Jay Fisher
Assistant Managing Director
Asset Management

		By	/s/ Michael S. Benson
Michael S. Benson
Assistant Managing Director
Asset Management

TENANT:

AVALANCHE BIOTECHNOLOGIES, INC., a Delaware corporation

BY:	/s/ Hans Hull
NAME:	Hans Hull
ITS:	SVP, Business Operations

Exhibit “A”

List of Furniture

And Premises

•	Existing Casework and Sinks

1ST LEVEL AREAS 1ST LEVEL STE A RENTABLE 1ST LEVEL STE B RENTABLE
1st Floor Suite A/B: 15,344 S.F. 1st Floor Suite B: 6,518 S.F. 1st Floor Suite B: 8,826S.F.
Lobby: 2,117 S.F. Common Lobby (allocated): 318 S.F. Common Lobby (allocated): 903S.F.
S/R (for Upper Level): 1,180 S.F. Common Stairs: (allocated) 246S.F. Common Stairs: (allocated) 334S.F.
Stairs: 514 S.F. Common Elect.: (allocated) 50S.F. Common Elect.: (allocated) 141 S.F.
Elect.: 330S.F.
Total1st Level: 19,485 S.F. Total Rentable: 7,132 S.F. Total Rentable: 10,204 S.F.
SUITE “A”
SUITE “B”
COMMON SHIPPING AND RECEIVING FOR SUITES C & D ON 2ND LEVEL.
COMMON ELECTRICAL ROOM.
COMMON EXIT STAIRS
COMMON EXIT
STAIRS
ELECTRICAL RM. 330 S.F.
BLDG.RENTABLE (DRIP-LINE) SQ.FT.
1ST FLOOR 19,485 S.F.
2ND FLOOR 16,583S.F. TOTAL 36,068 S.F.
LEASE EXHIBIT 1ST LEVEL
O’BRIEN DRIVE PORTFOLIO
EXCLUSIVE AGENTS
TEL. 650 — 330 — 3600
FAX. 650 —330 — 3636
BUILDING 1035
O’BRIEN DRIVE,MENLO PARK
DATE: MAY 27,2014